Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of December 31, 2009

Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda

441-278-9250
PRESS RELEASE
441-278-9255 fax
NASDAQ Symbol ACGL
For Immediate Release	CONTACT:
John C.R. Hele
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2009 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 16, 2010 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2009 fourth quarter was $284.7 million, or $4.75 per share, compared to a net loss to common shareholders of $143.0 million, or $2.38 per share, for the 2008 fourth quarter. For the year ended December 31, 2009, net income available to common shareholders was $851.1 million, or $13.74 per share, compared to $265.1 million, or $4.09 per share, for the 2008 period. The Company also reported after-tax operating income available to common shareholders of $159.4 million, or $2.66 per share, for the 2009 fourth quarter, compared to $85.9 million, or $1.43 per share, for the 2008 fourth quarter, and $651.8 million, or $10.53 per share, for the year ended December 31, 2009, compared to $537.4 million, or $8.29 per share, for the 2008 period. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $73.01 at December 31, 2009, a 5.1% increase from $69.48 per share at September 30, 2009 and a 42.2% increase from $51.36 at December 31, 2008. The growth in book value per common share was generated by operating income and investment returns. The Company’s after-tax operating income available to common shareholders represented a 15.7% annualized return on average common equity for the 2009 fourth quarter, compared to 10.9% for the 2008 fourth quarter, and 18.3% for the year ended December 31, 2009, compared to 15.8% for the 2008 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The following table summarizes the Company’s underwriting results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2009	2008	2009	2008

Gross premiums written	$718,712	$825,465	$3,592,931	$3,669,076
Net premiums written	519,087	615,574	2,763,112	2,805,726
Net premiums earned	708,538	698,514	2,842,745	2,845,454
Underwriting income (loss)	79,218	(7,657)	336,066	143,603

Combined ratio	88.8%	101.2%	88.1%	95.0%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except per share data)	2009	2008	2009	2008

After-tax operating income available to common shareholders	$159,431	$85,934	$651,805	$537,386
Net realized gains (losses), net of tax	88,592	(30,836)	137,428	(9,132)
Net impairment losses recognized in earnings, net of tax	(4,493)	(75,169)	(66,056)	(181,023)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	32,391	(174,147)	167,819	(178,608)
Net foreign exchange gains (losses), net of tax	8,775	51,246	(39,895)	96,499
Net income (loss) available to common shareholders	$284,696	$(142,972)	$851,101	$265,122

Diluted per common share results:
After-tax operating income available to common shareholders	$2.66	$1.43	$10.53	$8.29
Net realized gains (losses), net of tax	1.48	(0.51)	2.22	(0.14)
Net impairment losses recognized in earnings, net of tax	(0.08)	(1.25)	(1.07)	(2.79)
Equity in net income (loss) of investment funds accounted for using the equity method, net of tax	0.54	(2.90)	2.71	(2.76)
Net foreign exchange gains (losses), net of tax	0.15	0.85	(0.65)	1.49
Net income (loss) available to common shareholders	$4.75	$(2.38)	$13.74	$4.09

Weighted average common shares and common share equivalents outstanding — diluted (1)	59,910,667	60,048,258	61,927,132	64,789,052

(1)          Due to the net loss recorded in the 2008 fourth quarter, diluted weighted average common shares and common share equivalents outstanding for the 2008 fourth quarter as reported do not include 2.5 million dilutive common share equivalents since the inclusion of such common share equivalents would have had an anti-dilutive effect on the loss per share under GAAP.

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. For the 2009 fourth quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 57.9% and an underwriting expense ratio of 30.9%, compared to a loss ratio of 70.3% and an underwriting expense ratio of 30.9% for the 2008 fourth quarter. For the year ended December 31, 2009, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.2% and an underwriting expense ratio of 29.9%, compared to a loss ratio of 65.0% and an underwriting expense ratio of 30.0% for the 2008 period. The loss ratio of 57.9% for the 2009 fourth quarter was comprised of 50.8 points of paid losses (including 5.7 points related to 2005 and 2008 named catastrophic events), 5.7 points related to reserves for reported losses and 1.4 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that relatively limited historical information has been reported to the Company through December 31, 2009. As actual loss information is reported to the Company and it develops its own loss experience, the Company will give further emphasis to other actuarial techniques. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA+”, with no direct holdings of collateralized debt obligations (CDOs), collateralized loan obligations (CLOs) or credit default swaps (CDSs). The Company’s portfolio does not include a significant ownership of common stock or preferred stock of any publicly-traded issuers and essentially includes no investments in hedge funds or private equity funds. The portfolio’s book yield was 3.64% at December 31, 2009, compared to 3.93% at September 30, 2009 and 4.55% at December 31, 2008.

Including the effects of foreign exchange, the total return on the Company’s investment portfolio was approximately 1.15% for the 2009 fourth quarter, compared to (1.00%) for the 2008 fourth quarter, and 11.28% for the year ended December 31, 2009, compared to (2.84%) for the 2008 period. Excluding foreign exchange, the total return was 1.16% for the 2009 fourth quarter, compared to (0.76%) for the 2008 fourth quarter, and 10.56% for the year ended December 31, 2009, compared to (2.00%) for the 2008 period. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities.

Net investment income for the 2009 fourth quarter was $93.6 million, or $1.56 per share, compared to $100.2 million, or $1.60 per share, for the 2009 third quarter and $111.7 million, or $1.86 per share, for the 2008 fourth quarter. For the year ended December 31, 2009, net investment income was $390.1 million, or $6.30 per share, compared to $468.1 million, or $7.22 per share, for the 2008 period. The comparability of net investment income between the 2009 and 2008 periods was influenced by the Company’s share repurchase program described below. The pre-tax investment income yield was 3.45% for the 2009 fourth quarter, compared to 3.76% for the 2009 third quarter and 4.50% for the 2008 fourth quarter. For the year ended December 31, 2009, the pre-tax investment income yield was 3.74%, compared to 4.73% for the 2008 period. The lower investment income yields in the 2009 periods were due in part to lower prevailing interest rates and a lower contribution from securities lending activity along with a reduction in 2009 of the portfolio’s effective duration, which was 2.87 years at December 31, 2009, compared to 3.09 years at September 30, 2009 and 3.62 years at December 31, 2008.

Investment funds accounted for using the equity method, which are primarily related to the Company’s investments in U.S. and Euro-denominated bank loan funds, totaled $391.9 million at December 31, 2009, compared to $376.4 million at September 30, 2009 and $301.0 million at December 31, 2008. The Company recorded $32.4 million of net income related to investment funds accounted for using the equity method for the 2009 fourth quarter, compared to net losses of $174.1 million for the 2008 fourth quarter, and $167.8 million of net income related to such funds for the year ended December 31, 2009, compared to net losses of $178.6 million for the 2008 period. The net losses in the 2008 periods reflected the significant volatility in the capital and credit markets which began in the second half of 2008 as the market values of the secured loans underlying the holdings in the bank loan funds declined significantly. Such declines moderated in the 2009 first quarter and, in large part, reversed during the remainder of 2009.

For the year ended December 31, 2009, the Company’s effective tax rates on income before income taxes and pre-tax operating income were 2.3% and 2.0%, respectively, compared to 4.4% and 1.5% for the 2008 period. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. The Company’s estimated effective tax rate on pre-tax operating income was 2.9% at September 30, 2009. The impact of applying the lower effective tax rate on pre-tax operating income for the nine months ended September 30, 2009 increased the Company’s after-tax results for the 2009 fourth quarter by $4.7 million, or $0.08 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for the year ended December 31, 2010 will be in the range of 3% to 5%. In addition, the

Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $12.8 million of federal excise taxes in each of the years ended December 31, 2009 and 2008. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

In November 2009, the board of directors of ACGL authorized the Company to invest up to an additional $1.0 billion in ACGL’s common shares through the share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through December 2011. During the 2009 fourth quarter, the Company repurchased 5.1 million common shares for an aggregate purchase price of $358.7 million. From January 1 to February 12, 2010, the Company repurchased 1.7 million common shares for an aggregate purchase price of $119.4 million. Since the inception of the share repurchase program through February 12, 2010, ACGL has repurchased 23.7 million common shares for an aggregate purchase price of $1.63 billion. At February 12, 2010, $872.0 million of repurchases were available under the share repurchase program.

At December 31, 2009, the Company’s capital of $4.72 billion consisted of $300.0 million of senior notes, representing 6.4% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.1% of the total, $325.0 million of preferred shares, representing 6.9% of the total, and common shareholders’ equity of $4.0 billion, representing the balance. At December 31, 2008, the Company’s capital of $3.83 billion consisted of $300.0 million of senior notes, representing 7.8% of the total, $100.0 million of revolving credit agreement borrowings due in August 2011, representing 2.6% of the total, $325.0 million of preferred shares, representing 8.5% of the total, and common shareholders’ equity of $3.11 billion, representing the balance. The increase in total capital during 2009 was primarily attributable to net income and an after-tax increase in the market value of the Company’s investment portfolio during the period, partially offset by share repurchase activity.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Wednesday, February 17, 2010. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on February 17 at 2:00 p.m. Eastern Time until February 24, 2010 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 91241337), and international callers should dial 617-801-6888 (passcode 91241337).

Please refer to the Company’s Financial Supplement dated December 31, 2009, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section at http://www.archcapgroup.bm/presentations.aspx, for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $4.7 billion in capital at December 31, 2009, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PLSRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PLSRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,”

“will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates and prevailing credit terms) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2009;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on
Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	December 31,	September 30,	December 31,
(U.S. dollars in thousands, except share data)	2009	2009	2008
Calculation of book value per common share:
Total shareholders’ equity	$4,323,349	$4,460,822	$3,432,965
Less preferred shareholders’ equity	(325,000)	(325,000)	(325,000)
Common shareholders’ equity	$3,998,349	$4,135,822	$3,107,965
Common shares outstanding (1)	54,761,678	59,524,309	60,511,974
Book value per common share	$73.01	$69.48	$51.36

(1)        Excludes the effects of 5,016,104, 5,384,188 and 5,131,135 stock options and 261,012, 263,857 and 412,622 restricted stock units outstanding at December 31, 2009, September 30, 2009 and December 31, 2008, respectively.

Share Repurchase Activity

	Three Months Ended		Year Ended		Cumulative
	December 31,		December 31,		December 31,
(U.S. dollars in thousands, except share data)	2009	2008	2009	2008	2009
Effect of share repurchases:
Aggregate purchase price of shares repurchased	$358,655	—	$458,401	$513,130	$1,508,597
Shares repurchased	5,148,271	—	6,714,823	7,487,250	21,971,112
Average price per share repurchased	$69.67	—	$68.27	$68.53	$68.66

Estimated net accretive (dilutive) impact on ending book value per common share (1)	$0.29	—	$0.52	$(1.89)	$1.24
Estimated net accretive impact on diluted earnings per share (2)	$0.34	$0.10	$1.41	$0.80

(1)          As the average price per share repurchased during the 2009 periods and cumulative through December 31, 2009 was lower than the ending book value per common share, the repurchase of shares increased ending book value per common share. For 2008, the average price per share repurchased was higher than the book value per common share and, accordingly, decreased ending book value per common share.

(2)          The estimated impact on diluted earnings per share was calculated comparing reported results versus (i) net income (loss) per share plus an estimate of lost net investment income on the cumulative share repurchases divided by (ii) weighted average diluted shares outstanding excluding the weighted average impact of cumulative share repurchases. The impact of cumulative share repurchases was accretive to diluted earnings per share in the periods presented.

Investment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2009	2008	2009	2008

Components of net investment income:
Fixed maturities and short-term investments	$99,272	$110,484	$406,758	$458,498
Securities lending transactions	208	3,445	2,397	9,665
Other	402	1,198	2,016	13,808
Gross investment income	99,882	115,127	411,171	481,971
Investment expenses	(6,331)	(3,382)	(21,040)	(13,891)
Net investment income	$93,551	$111,745	$390,131	$468,080

Per share	$1.56	$1.86	$6.30	$7.22

Investment income yield (at amortized cost):
Pre-tax	3.45%	4.50%	3.74%	4.73%
After-tax	3.34%	4.39%	3.62%	4.61%

Cash flow from operations	$183,983	$166,101	$992,647	$1,139,098

On a consolidated basis, the Company’s aggregate investable assets totaled $11.4 billion at December 31, 2009, compared to $11.5 billion at September 30, 2009 and $10.0 billion at December 31, 2008, as detailed in the table below:

	December 31,	September 30,	December 31,
(U.S. dollars in thousands)	2009	2009	2008

Investable assets:
Fixed maturities available for sale, at market value	$9,391,926	$9,265,961	$8,122,221
Fixed maturities pledged under securities lending agreements, at market value (1)	208,826	609,334	626,501
Total fixed maturities	9,600,752	9,875,295	8,748,722
Short-term investments available for sale, at market value	571,490	706,157	479,586
Short-term investments pledged under securities lending agreements, at market value (1)	3,993	—	101,564
Cash	334,571	385,149	251,739
TALF investments, at market value (2)	250,265	250,517	—
Other investments
Fixed income mutual funds	63,146	55,646	39,858
Privately held securities and other	109,027	98,880	69,743
Investment funds accounted for using the equity method (3)	391,869	376,381	301,027
Securities transactions entered into but not settled at the balance sheet date	50,790	(198,980)	(18,236)
Total investable assets (1)	$11,375,903	$11,549,045	$9,974,003

Fixed income portfolio (1):
Average effective duration (in years)	2.87	3.09	3.62
Average credit quality	AA+	AA+	AA+
Imbedded book yield (before investment expenses)	3.64%	3.93%	4.55%

(1)          In securities lending transactions, the Company receives collateral in excess of the market value of the fixed maturities and short-term investments pledged under securities lending agreements. This table excludes the collateral received and reinvested in fixed maturities, short term investments and securities purchased under agreements to resell and includes the fixed maturities and short-term investments pledged under securities lending agreements, at market value.

(2)          The Company participates in the Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”), which provides secured financing for asset-backed securities backed by certain types of consumer and small-business loans and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(3)          Changes in the carrying value of investments accounted for using the equity method are recorded as ‘Equity in net income (loss) of investment funds accounted for using the equity method’ rather than as an unrealized gain or loss component of accumulated other comprehensive income in shareholders’ equity as are changes in the carrying value of the Company’s other fixed income investments.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2009	2008	2009	2008

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$359,749	$399,146	$1,439,090	$1,259,874
Increase in unpaid losses and loss adjustment expenses	50,611	91,670	215,584	588,870
Total losses and loss adjustment expenses	$410,360	$490,816	$1,654,674	$1,848,744

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$987	$(32,187)	$(44,127)	$(63,078)
Reinsurance	(17,408)	(83,888)	(138,404)	(220,105)
Total	$(16,421)	$(116,075)	$(182,531)	$(283,183)

Impact on losses and loss adjustment expenses:
Insurance	$(2,475)	$(36,600)	$(47,060)	$(78,954)
Reinsurance	(17,704)	(86,478)	(142,141)	(231,216)
Total	$(20,179)	$(123,078)	$(189,201)	$(310,170)

Impact on acquisition expenses:
Insurance	$3,462	$4,413	$2,933	$15,876
Reinsurance	296	2,590	3,737	11,111
Total	$3,758	$7,003	$6,670	$26,987

Impact on combined ratio:
Insurance	0.2%	(8.1)%	(2.6)%	(3.8)%
Reinsurance	(6.2)%	(27.9)%	(12.0)%	(18.8)%
Total	(2.3)%	(16.6)%	(6.4)%	(10.0)%

Impact on loss ratio:
Insurance	(0.6)%	(9.2)%	(2.8)%	(4.7)%
Reinsurance	(6.3)%	(28.8)%	(12.3)%	(19.8)%
Total	(2.8)%	(17.6)%	(6.7)%	(10.9)%

Impact on acquisition expense ratio:
Insurance	0.8%	1.1%	0.2%	0.9%
Reinsurance	0.1%	0.9%	0.3%	1.0%
Total	0.5%	1.0%	0.3%	0.9%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$—	$56,072	$—	$119,812
Reinsurance	3,093	100,522	22,861	229,041
Total	$3,093	$156,594	$22,861	$348,853

Impact on loss ratio:
Insurance	—	14.1%	—	7.2%
Reinsurance	1.1%	33.5%	2.0%	19.6%
Total	0.4%	22.4%	0.8%	12.3%

(1)         Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2009 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Discussion of 2009 Fourth Quarter Performance

Insurance Segment

	Three Months Ended
	December 31,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$563,087	$564,570
Net premiums written	369,704	367,223
Net premiums earned	426,649	398,355
Underwriting income (loss)	12,716	(34,287)

Loss ratio	65.3%	77.1%
Acquisition expense ratio	14.1%	13.5%
Other operating expense ratio	17.6%	18.0%
Combined ratio	97.0%	108.6%

Catastrophic activity and prior year development:
Current accident year catastrophic events	—	14.1%
Net adverse (favorable) development in prior year loss reserves, net of related adjustments	0.2%	(8.1)%
Combined ratio excluding such items	96.8%	102.6%

Gross premiums written by the insurance segment in the 2009 fourth quarter were flat as reductions in property, casualty and construction business were substantially offset by increases in collateral protection (included in other) and national accounts business. The growth in collateral protection business resulted from an agreement entered into under which the Company’s insurance operations assumed $18.6 million of gross premiums written. The lower level of property business in the 2009 fourth quarter primarily resulted from non-renewals and share decreases on energy business while the reductions in casualty and construction business were in response to the current market environment.

Net premiums written increased by approximately 1%, reflecting changes in the mix of business, reinstatement premiums and the impact of changes in reinsurance structure. Net premiums earned by the insurance segment in the 2009 fourth quarter were 7.1% higher than in the 2008 fourth quarter, and reflect changes in net premiums written over the previous five quarters.

The 2009 fourth quarter loss ratio did not include any significant current year catastrophic event activity while the 2008 fourth quarter included 14.1 points, primarily related to Hurricane Ike. The 2009 fourth quarter loss ratio also reflected a lower level of large, specific risk loss activity than in the 2008 fourth quarter. Estimated net favorable development, before related adjustments, reduced the loss ratio by 0.6 points in the 2009 fourth quarter, compared to 9.2 points in the 2008 fourth quarter.

The underwriting expense ratio was 31.7% in the 2009 fourth quarter, compared to 31.5% in the 2008 fourth quarter. The acquisition expense ratio reflects changes in the form of reinsurance ceded and mix of business compared to the 2008 fourth quarter. The decrease in the other operating expense ratio primarily resulted from growth in net premiums earned which more than offset the expansion of the insurance segment’s presence in the executive assurance and professional liability lines of business during 2009.

Reinsurance Segment

	Three Months Ended
	December 31,
(U.S. dollars in thousands)	2009	2008

Gross premiums written	$159,229	$266,165
Net premiums written	149,383	248,351
Net premiums earned	281,889	300,159
Underwriting income	66,502	26,630

Loss ratio	46.7%	61.2%
Acquisition expense ratio	21.2%	22.9%
Other operating expense ratio	8.6%	7.2%
Combined ratio	76.5%	91.3%

Catastrophic activity and prior year development:
Current accident year catastrophic events	1.1%	33.5%
Net favorable development in prior year loss reserves, net of related adjustments	(6.2)%	(27.9)%
Combined ratio excluding such items	81.6%	85.7%

Gross premiums written by the reinsurance segment in the 2009 fourth quarter were 40.2% lower than in the 2008 fourth quarter, primarily due to share decreases and non-renewals on pro rata catastrophe-exposed property business and decreased writings in marine and other specialty lines in response to the current market environment. Net premiums written by the reinsurance segment in the 2009 fourth quarter were 39.9% lower than in the 2008 fourth quarter, primarily due to the items noted above. Net premiums earned in the 2009 fourth quarter were 6.1% lower than in the 2008 fourth quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2009 fourth quarter loss ratio included 1.1 points related to current year catastrophic activity, compared to 33.5 points in the 2008 fourth quarter, primarily related to Hurricane Ike. Estimated net favorable development, before related adjustments, reduced the loss ratio by 6.3 points in the 2009 fourth quarter, compared to 28.8 points in the 2008 fourth quarter. The estimated net favorable development in the 2009 fourth quarter resulted from a lower level of reported and paid claims activity than previously anticipated in property and other short-tail lines and casualty and professional liability business.

The underwriting expense ratio was 29.8% in the 2009 fourth quarter, compared to 30.1% in the 2008 fourth quarter. The 2009 fourth quarter acquisition expense ratio of 21.2% included 0.1 points related to estimated net favorable development in prior year loss reserves, compared to 0.9 points of the 2008 fourth quarter ratio of 22.9%. The comparison of the 2009 fourth quarter and 2008 fourth quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The increase in the other operating expense ratio resulted in part from the decrease in net premiums earned and a higher contribution from the reinsurance segment’s property facultative operation, which operates at a higher expense ratio due to the nature of its business.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Net premiums written	$519,087	$615,574	$2,763,112	$2,805,726
Decrease in unearned premiums	189,451	82,940	79,633	39,728
Net premiums earned	708,538	698,514	2,842,745	2,845,454
Net investment income	93,551	111,745	390,131	468,080
Net realized gains (losses)	89,901	(27,704)	143,582	(3,939)

Other-than-temporary impairment losses	(4,846)	(75,169)	(147,509)	(181,162)
Less investment impairments recognized in other comprehensive income, before taxes	353	—	81,376	—
Net impairment losses recognized in earnings	(4,493)	(75,169)	(66,133)	(181,162)

Fee income	894	1,456	3,462	4,706
Equity in net income (loss) of investment funds accounted for using the equity method	32,391	(174,147)	167,819	(178,608)
Other income	5,428	211	20,016	12,282
Total revenues	926,210	534,906	3,501,622	2,966,813

Expenses
Losses and loss adjustment expenses	410,360	490,816	1,654,674	1,848,744
Acquisition expenses	120,549	123,231	493,560	490,509
Other operating expenses	105,985	100,385	392,138	395,802
Interest expense	7,015	6,285	24,440	23,838
Net foreign exchange (gains) losses	(9,051)	(51,479)	39,157	(96,585)
Total expenses	634,858	669,238	2,603,969	2,662,308

Income (loss) before income taxes	291,352	(134,332)	897,653	304,505

Income tax expense	195	2,179	20,708	13,539

Net income (loss)	291,157	(136,511)	876,945	290,966

Preferred dividends	6,461	6,461	25,844	25,844

Net income (loss) available to common shareholders	$284,696	$(142,972)	$851,101	$265,122

Net income (loss) per common share
Basic	$4.96	$(2.38)	$14.29	$4.27
Diluted (1)	$4.75	$(2.38)	$13.74	$4.09

Weighted average common shares and common share equivalents outstanding
Basic	57,379,974	60,048,258	59,560,361	62,101,203
Diluted (1)	59,910,667	60,048,258	61,927,132	64,789,052

(1)         Due to the net loss recorded in the 2008 fourth quarter, diluted weighted average common shares and common share equivalents outstanding do not include 2.5 million dilutive common share equivalents since the inclusion of such common share equivalents would have had an anti-dilutive effect on the loss per share under GAAP.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	December 31,
	2009	2008
Assets
Investments:
Fixed maturities available for sale, at market value (amortized cost: 2009, $9,227,432; 2008, $8,314,615)	$9,391,926	$8,122,221
Short-term investments available for sale, at market value (amortized cost: 2009, $570,469; 2008, $478,088)	571,489	479,586
Investment of funds received under securities lending agreements, at market value (amortized cost: 2009, $96,590; 2008, $493,902)	91,160	473,766
TALF investments, at market value	250,265	—
Other investments (cost: 2009, $162,505; 2008, $125,858)	172,172	109,601
Investment funds accounted for using the equity method	391,869	301,027
Total investments	10,868,881	9,486,201

Cash	334,571	251,739
Accrued investment income	70,673	78,052
Investment in joint venture (cost: $100,000)	102,855	98,341
Fixed maturities and short-term investments pledged under securities lending agreements, at market value	212,820	728,065
Securities purchased under agreements to resell using funds received under securities lending agreements	115,839	256,428
Premiums receivable	595,030	628,951
Unpaid losses and loss adjustment expenses recoverable	1,659,500	1,729,135
Paid losses and loss adjustment expenses recoverable	60,770	63,294
Prepaid reinsurance premiums	277,985	303,707
Deferred acquisition costs, net	280,372	295,192
Receivable for securities sold	187,171	105,073
Other assets	609,323	592,367
Total Assets	$15,375,790	$14,616,545

Liabilities
Reserve for losses and loss adjustment expenses	$7,873,412	$7,666,957
Unearned premiums	1,433,331	1,526,682
Reinsurance balances payable	156,500	138,509
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at market value	217,565	—
Securities lending payable	219,116	753,528
Payable for securities purchased	136,381	123,309
Other liabilities	616,136	574,595
Total Liabilities	11,052,441	11,183,580

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized, issued: 13,000,000)	130	130
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2009, 54,761,678; 2008, 60,511,974)	548	605
Additional paid-in capital	578,336	994,585
Retained earnings	3,605,809	2,693,239
Accumulated other comprehensive income (loss), net of deferred income tax	138,526	(255,594)
Total Shareholders’ Equity	4,323,349	3,432,965
Total Liabilities and Shareholders’ Equity	$15,375,790	$14,616,545